Exhibit 10.19

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment Number 2 (the “Amendment”) to that certain Stock Purchase Agreement (the “Agreement”) previously entered into as of March 14, 2019, by and among Kitov Pharma Ltd., an Israeli publicly traded corporation (“Buyer”), certain stockholders of FameWave Ltd., an Israeli private corporation (the “Company”), who are identified on Exhibit A attached thereto (collectively “Sellers” and individually a “Seller”), and M. Arkin (1999) Ltd. of 6 Ha’Choshlim St. Herzelia, Israel (the “Stockholder Representative”), as amended, is hereby made and entered into as of August 16, 2019. Buyer, each of the Sellers and the Stockholder Representative are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is required to enter into certain financial undertakings in connection with the execution of the business budget plan including, inter alia, entering into agreements to manufacture CM-24, and the Company lacks the funds to do so, and has requested that the Buyer and Sellers support the Company entering into such obligations, including by way of the provision of additional funding to Company by Buyer, or payment by Buyer on behalf of the Company, in order to finance the above financial undertakings; and

WHEREAS, the Parties confirm that, other than in the instance of any legal impediment to closing the transactions contemplated by the Agreement as a result of the actions of an unaffiliated third party, it is the Parties intentions to complete the Closing and deliver all of the Closing deliverables and fulfill of all covenants set forth in the Agreement; and

WHEREAS, the Parties wish to amend the Agreement and provide comfort with respect to the satisfaction of the conditions to Closing as set forth herein, in order to induce the Buyer to support the financial undertakings by the Company;

NOW THEREFORE, the undersigned agree as follows:

1. Amendments; Satisfaction of Certain Closing Conditions

a.	Concurrent with the execution of this Amendment, (i) Buyer shall pay an amount approximately EURO577,000 for the purchase of raw materials and funding of CM-24 manufacturing related activities, which amount shall be part of the approved amounts with respect to the Business Budget Implementation (the “Raw Material Payment”), and (ii) Company will enter into an agreement creating liabilities to the Company valued approximately at EURO 4.8 million with the CM-24 manufacturer in order to secure a manufacturing time slot during December 2019 and April 2021 (the “Manufacturing Liabilities”, and together with the Raw Material Payment, the “Buyer Manufacturing Commitments”).

b.	Attached hereto as Exhibit A is a resolution of the Buyer’s Board of Directors indicating the current cash reserves of the Buyer, and confirming that in addition to the $2,000,000 initially placed in the Escrow Account, a further $4,500,000 has been reserved for the current CM-24 business budget plan, and that upon Closing the $3,500,000 Subscription Amount received by Buyer shall also be so reserved; provided, however, that such above amounts shall be reduced by any cash outlays of Buyer between the Effective Date and Closing with respect to the Business Budget Implementation which have been approved in writing by the Stockholders Representative (including the payments for the Buyer Manufacturing Commitments).

c.	Buyer hereby waives the conditions to Closing set forth in Sections 6.1, 6.3(d), and 6.4 of the Agreement, and acknowledges that the conditions to Closing set forth in Sections 6.5 and 6.6 of the Agreement have been fulfilled.

d.	Stockholder Representative, acting in such capacity on behalf of all Sellers, hereby waives the conditions to Closing set forth in Sections 7.1, 7.6 and 7.8 of the Agreement. In addition, as set forth in clause (g) below, if the 104H Tax Ruling is not received by the Ruling Notice Deadline (as defined hereinafter, and as may be extended as set forth below), the condition in Section 7.9 shall be waived.

e.	The Parties’ waiver of the conditions to Closing in each of Sections 6.1 and 7.1 of the Agreement is for the purpose of consummation of the Closing without fulfilment of such conditions, but shall not derogate from any of the Parties’ rights under Section 10 of the Agreement with respect to the breach of representations and warranties provided by the other Parties on the Effective Date, and each Party remains responsible, in accordance with the provisions of the Agreement, to the accuracy of the representations and warranties provided by such Party as of the Effective Date.

f.	In addition, notwithstanding that which may be set forth anywhere in the Agreement, by no later than September 30, 2019 (the “Ruling Notice Deadline”) the Stockholder Representative shall have indicated to the Buyer in writing that either: (i) the Electing Holders have received the 104H Tax Ruling and they will have a Closing as set forth in Section 2 of the Agreement by no later than 7 days following the receipt of the 104H Tax Ruling, subject to the fulfilment of the remaining Closing conditions which have not been waived hereunder, or (ii) the Electing Holders have not received the 104H Tax Ruling and they will have a Closing as set forth in Section 2 of the Agreement, waiving the condition set forth in Section 7.9, by no later than October 7, 2019 (“Closing Deadline”) subject to the fulfilment of the remaining Closing conditions which have not been waived hereunder. In the event that the Electing Holders have not received the 104H Tax Ruling by the Ruling Notice Deadline, then the Ruling Notice Deadline shall automatically be extended to December 31, 2019 and the Closing Deadline extended to January 7, 2020. In the event that on December 31, 2019 the Electing Holders have not received the 104H Tax Ruling but the tax authorities have indicated their approval in principle to the 104H Tax Ruling, and the Parties have by such date already acted in accordance with sub-Section (k) below, then the Parties will discuss in good faith a limited extension of the December 31, 2019 deadline. Company will use its best reasonable efforts to obtain the 104H Tax Ruling as soon as reasonably possible.

g.	Section 8.1 shall be amended as follows:

i.	Section 8.1(b) shall be deleted.

ii.	Section 8.1(d) shall be amended to read:

“by Buyer if: any of the covenants and obligations which the Sellers is required to comply with or to perform as set forth in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, if a breach of a covenant or obligations by the Sellers is curable by the Stockholder Representative or the Sellers through the use of reasonable efforts before 19:00 p.m. (Israel time) on the 14th day after Buyer notifies the Stockholder Representative in writing of the existence of such breach (the “Sellers Cure Period’’), then Buyer may not terminate this Agreement under this Section 8.l(d) as a result of such breach prior to the expiration of the Sellers Cure Period, provided that the Stockholder Representative or the Sellers, as applicable, during the Sellers Cure Period, continue to exercise reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.l(d) with respect to such breach if such breach is cured prior to the expiration of the Sellers Cure Period).”

iii.	Section 8.1(e) shall be amended to read:

“by the Stockholder’s Representative if: any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if a breach of a covenant by Buyer is curable by Buyer through the use of reasonable efforts before 19:00 p.m. (Israel time) on the 14th day after the Stockholder Representative notifies Buyer in writing of the existence of such breach (the “Buyer Cure Period”), then the Stockholders Representative may not terminate this Agreement under this Section 8.l(e) as a result of such breach prior to the expiration of the Buyer Cure Period, provided Buyer, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such breach (it being understood that the Stockholder Representative may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such breach if such breach is cured prior to the expiration of the Buyer Cure Period).”

h.	Section 8.4 shall be amended as follows:

“8.4 Compensation Mechanisms upon Termination. Notwithstanding the foregoing, in the event that this Agreement is terminated:

(i) because the Required Approvals were not received by the Buyer, or because the Sellers’ conditions to Closing set forth in Sections 7.3, 7.4 or 7.5 were not satisfied or waived (and with respect to Section 7.4, only to the extent that such restraint directly results from any act or omission of the Buyer, and with respect to Section 7.5, only to the extent that such legal proceeding does not directly result from any act or omission of the Buyer and provided further that such legal proceedings under Section 7.4 or 7.5 were initiated by non-Affiliated third-parties not acting on behalf of any Seller), the provisions of Section 8.6(a) below shall apply.

(ii) because of the Stockholder Representatives determination with respect to Section 7.2 or due to a legal proceeding with respect to Section 7.5, but only to the extent that such legal proceeding directly results from any act or omission of the Buyer and was initiated by non-Affiliated third-parties not acting on behalf of any Seller, and a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling (the “Ruling”), then if (a) the Ruling is upholding the Stockholder Representative’s determination or the claim in the legal proceeding with respect to the matters covered by such sections, the provisions of Section 8.6(a) below shall apply, and if (b) the Ruling is not upholding the Stockholder Representative’s determination or the claim in the legal proceeding with respect to the matters covered by such sections, then the provisions of Section 8.6(b) below shall apply.

(iii) because the Buyer’s conditions to Closing set forth in Sections 6.3(c), 6.7 and with respect to Section 6.8, only to the extent that such restraint directly results from any act or omission of a Seller and was initiated by non-Affiliated third-parties not acting on behalf of the Buyer), then the provisions of Section 8.6(b) below shall apply, or

(iv) because of the Buyer’s determination with respect to Section 6.2 or due to a legal proceeding with respect to Section 6.9, but only to the extent that such legal proceeding directly results from any act or omission of a Seller and was initiated by non-Affiliated third-parties not acting on behalf of the Buyer, and a court of competent jurisdiction or other Governmental Authority shall have issued a Ruling, then if (a) the Ruling is upholding the Buyer’s determination or the claim in the legal proceeding with respect to the matters covered by such sections, then the provisions of Section 8.6(b) below shall apply, and if (b) the Ruling is not upholding the Buyer’s determination or the claim in the legal proceeding with respect to the matters covered by such sections, or the Agreement is terminated because the Buyer’s conditions to Closing set forth in Section 6.3(a) or 6.3(b) were not satisfied or waived, then the provisions of Section 8.6(a) below shall apply;

(v) reserved.”

i.	Section 8.6(a) shall be amended as follows:

“(a) In the event that the Agreement is terminated as provided in Sections 8.4(i), 8.4(ii)(a) or 8.4(iv)(b), then if the Company enters into an agreement for the commercialization of its technology or the sale of all or substantially all of its shares or assets within 36 months from the termination hereof (such event, an “Exit Event”), then the Company will be required to repay Buyer the amount of Buyer’s Cash Escrow actually paid to Merck or as repayment of Permitted Loans hereunder or the amount of the Buyer’s Manufacturing Commitments actually expended by the Buyer, provided that such repayment by the Company will be made exclusively out of amounts actually received by the Company or its shareholders in such Exit Event. If such Exit Event has not occurred within 36 months from the termination hereof, the amount of Buyer’s Cash Escrow actually paid to Merck or as repayment of Permitted Loans or the amount of Buyer’s Manufacturing Commitments actually expended by the Buyer hereunder shall automatically convert, upon the lapse of such 36 month period, to such number of shares reflecting the Conversion Percentage as of the date of termination and under the terms and conditions of the then in effect best series of equity issued by the Company as of the date of termination. The “Conversion Percentage” means a percentage of the equity in the Company on a fully diluted basis calculated by dividing (X) $2,000,000 plus Manufacturing Commitments actually expended by the Buyer as of the date of termination; by (Y) $10,000,000. Notwithstanding the foregoing, it is hereby clarified that in the event of termination, the Sellers may decide to terminate the activities of the Company, and the right to receive proceeds out of an Exit Event shall not prohibit the entering into voluntary liquidation procedures nor shall it entitle the Buyer to commence liquidation procedures against the Company. If the Company enters into liquidation procedures, then the amount of Buyer’s Cash Escrow actually paid to Merck or as repayment of Permitted Loans hereunder or the amount of the Buyers Manufacturing Commitments shall automatically convert, upon commencement of liquidation proceedings, to such number of shares reflecting the Conversion Percentage as of the date of termination and under the terms and conditions of the then in effect best series of equity issued by the Company as of the date of termination.

j.	Concurrent with the execution of this Amendment and the amendment to the Merck Escrow Agreement, the Investors shall deposit their Subscription Amounts with the Escrow Agent in accordance with the Merck Escrow Agreement.

k.	Furthermore, should following the execution of this Amendment, the tax authorities indicate their approval in principle to the request to allow the deposit of the Kitov Securities and the Shares with the Escrow Agent prior to Closing, then the Merck Escrow Agreement shall be further amended in order to reflect such deposits and the Parties shall so deposit their respective securities with the Escrow Agreement.

l.	Should the Buyer not receive such notice as aforesaid in sub-Section(f) above, and Closing of the Agreement has not taken place by no later than the Closing Deadline (as may be extended as set forth above), then

i.	the provisions of Section 8.6(b) of the Agreement shall apply with respect to the Shares of the Company; and

ii.	the Escrow Agent shall release the Investors’ Subscription Amounts to the Buyer and the Buyer shall issue the Investor Shares to the Investors and concurrent with the above, the Buyer shall issue the Consideration Shares and Kitov Options as set forth in the Agreement;

iii.	provided, however if the securities were previously deposited by the Parties with the Escrow Agent as set forth in sub-Section (k) above, the Escrow Agent shall release all such securities to the opposite Party.

m.	In order to ensure (i) the due transfer of securities of the Company under Section 8.6(b) of the Agreement, and (ii) the release of the Subscription Amounts to Buyer in return for the Investor Shares, in accordance with Section 1(l) of this Amendment above, the Merck Escrow Agreement pursuant to which, inter alia, the Sellers previously deposited powers of attorney and Company share transfer deeds with the Escrow Agent to be held in accordance with the Escrow Agreement, shall be amended by all parties thereto in order to reflect the amendments to the Agreement being entered into hereby.

2. Authority. Each of the Buyer and the Stockholder Representative represents and warrants to the other Parties to the Agreement that each has the requisite power and authority to execute and deliver this Amendment to the Agreement.

3. Counterparts. This Amendment to the Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

4. No Other Changes. Other than as agreed in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment Number 1 to the Agreement on the date first above written.

BUYER:

KITOV PHARMA LTD.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

M. Arkin (1999) Ltd., executed on behalf of the Sellers solely in its capacity as Stockholder Representative

By:
Name:
Title:

AGREED AND ACCEPTED:

FAMEWAVE LTD.

By:
Name:
Title: